Exhibit 3.5

FIRST AMENDMENT TO THE BYLAWS OF

SYNTIANT CORP.

October 9, 2018

Pursuant to the resolutions duly adopted by the Board of Directors of Syntiant Corp., a Delaware corporation (the “Corporation”) on October 9, 2018, the Bylaws of the Corporation are hereby amended as follows:

I.
Article VI, Section 4(b) of the Bylaws of the Corporation is hereby amended by inserting a new subclauses (H) and (I), which shall read in their entirety as follows:

“(H) transfers of Preferred Stock of the Corporation by a holder of at least 1,500,000 shares of Preferred Stock of the Corporation to any financial institution, bank, venture capital firm or similar entity (“Financial Investor”) (each, a “Financial Investor Transfer”); provided, however, any such holder may only make up to three (3) Financial Investor Transfers; provided, further, that for so long as any such holder holds at least 1,500,000 shares of Preferred Stock of the Corporation and such holder has not previously made three Financial Investor Transfers, the Company may not amend or otherwise circumvent this provision without such holder’s prior written consent; provided, further, that any transfer restrictions imposed by applicable law or set forth in Section 5 of that certain Amended and Restated Investors’ Rights Agreement, dated as of October 9, 2018, by and between the Company and certain stockholders of the Company, including all notice requirements, will not be affected by this provision; and

(I) any transfer by a “Key Common Holder” pursuant to Section 1.6(d) of that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of October 9, 2018, by and between the Company and certain stockholders of the Company.”

II.
Article VI, Section 4(c) of the Bylaws of the Corporation is hereby amended by replacing “(D)-(G)” with “(D)-(I)”.

The undersigned certifies:

1. That the undersigned is the duly elected and acting Secretary of the Corporation; and

2. That the foregoing Amendment to the Bylaws constitutes the entire amendment to the Bylaws of the Corporation as duly adopted by the Board of Directors by unanimous written consent on October 9, 2018.

(Signature Page Follows)

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IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 9th day of October, 2018.

/s/ Jeremiah H. Holleman III
Jeremiah H. Holleman III
Secretary

Signature Page to

First Amendment to the Bylaws of Syntiant Corp.|